UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM C-AR

UNDER THE SECURITIES ACT OF 1933

(Mark one.)

☐	Form C: Offering Statement
☐	Form C-U: Progress Update
☐	Form C/A: Amendment to Offering Statement

☐	Check box if Amendment is material and investors must reconfirm within five business days.

☒	Form C-AR: Annual Report
☐	Form C-AR/A: Amendment to Annual Report
☐	Form C-TR: Termination of Reporting

Name of Issuer:

Tropical Racing, Inc.

Legal status of Issuer:

Form:

Corporation

Jurisdiction of Incorporation/Organization:

Florida

Date of Organization:

March 31, 2017

Physical Address of Issuer:

1740 Grassy Springs Road, Versailles, Kentucky 40383

Website of Issuer:

www.tropicalracing.com

Current Number of Employees:

8 full-time employees and 3 part-time employees

2

3

April 29, 2022

Tropical Racing, Inc.

This Form C-AR (including the cover page and all exhibits attached hereto, the “Form C-AR”) is being furnished by Tropical Racing, Inc. (“Tropical Racing, Inc.”, the “Company,” “we,” “us”, or “our”), for the sole purpose of providing certain information about the Company as required by the U.S. Securities and Exchange Commission (the “SEC” or “Commission”).

No federal or state securities commission or regulatory authority has passed upon the accuracy or adequacy of this document. The SEC does not pass upon the accuracy or completeness of any disclosure document or literature. The Company is filing this Form C-AR pursuant to Regulation CF (§ 227.100 et seq.) which requires that it must file a report with the Commission and annually post the report on its website at www.tropicalracing.com no later than 120 days after the end of each fiscal year covered by the report.

Ongoing Reporting

The Company must continue to comply with the ongoing reporting requirements until:

(1)	the Company is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;

(2)	the Company has filed at least three annual reports pursuant to Regulation CF and has total assets that do not exceed $10,000,000;

(3)	the Company has filed at least one annual report pursuant to Regulation CF and has fewer than 300 holders of record;

(4)

the Company or another party repurchases all of the Securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or

(5)	the Company liquidates or dissolves its business in accordance with applicable state law.

THE DATE OF THIS FORM C-AR IS APRIL 29, 2022.

THIS FORM C-AR DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR SELL SECURITIES.

About This Form C-AR

You should rely only on the information contained in this Form C-AR. We have not authorized anyone to provide any information different from that contained in this Form C-AR. If anyone provides you with different or inconsistent information, you should not rely on it. Statements contained herein as to the content of any agreements or other documents are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents.

You should assume that the information contained in this Form C-AR is accurate only as of the date of this Form CA-R, regardless of the time of delivery of this Form C-AR. Our business, financial condition, results of operations, and prospects may have changed since that date.

4

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This Form C-AR and any documents incorporated by reference herein, including Exhibit A and Exhibit B, contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form C-AR are forward-looking statements. Forward-looking statements give our current reasonable expectations and projections regarding our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Form C-AR and any documents incorporated by reference herein are based on reasonable assumptions we have made in light of our industry experience, perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this Form C-AR, you should understand that these statements are not guarantees of performance or results. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Investors are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this Form C-AR or any documents incorporated by reference herein is accurate only as of the date of those respective documents. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason after the date of this Form C-AR or to conform these statements to actual results or to changes in our expectations.

Other Information

The Company has not failed to comply with the ongoing reporting requirements of Regulation CF § 227.202 in the past.

Bad Actor Disclosure

The Company is not subject to any bad actor disqualifications under any relevant U.S. securities laws.

5

SIGNATURE

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C-AR and has duly caused this Form to be signed on its behalf by the duly authorized undersigned.

Tropical Racing, Inc.

/s/ Troy Levy
(Signature)

Troy Levy
Troy Levy, President, Chief Executive Officer

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C-AR has been signed by the following persons in the capacities and on the dates indicated.

/s/ Troy Levy
(Signature)

Troy Levy
Troy Levy, President, Chief Executive Officer

April 29, 2022

/s/ Sunny Sharma
(Signature)

Sunny Sharma
Sunny Sharma, Interim Chief Financial Officer

April 29, 2022

(Signature)
/s/ Ronald Kapphahn
Ronald Kapphahn, Director

April 29, 2022

Instructions.

1. The form shall be signed by the issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least a majority of the board of directors or persons performing similar functions.

2. The name of each person signing the form shall be typed or printed beneath the signature. Intentional misstatements or omissions of facts constitute federal criminal violations. See 18 U.S.C. 1001.

6

EXHIBIT A

ANNUAL REPORT

(EXHIBIT A TO FORM C-AR)

April 29, 2022

Tropical Racing, Inc.

SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this Form C-AR and Exhibits hereto. This summary may not contain all of the information that may be important to you. You should read this entire Form C-AR carefully, including Exhibit A and Exhibit B herein and the matters discussed under the section titled “Risk Factors.”

The Company

The Company is a thoroughbred horse racing company that cultivates and promotes growth of its assets with resources in every face of the thoroughbred racing industry. The Company operates its business primarily through three functions: (i) horse ownership syndication; (ii) horse training, breeding and horse racing; and (iii) pinhooking.

The Company was incorporated on March 31, 2017 in the State of Florida and was authorized to do business in the State of Kentucky on February 19, 2019.

The Company is located at 1740 Grassy Springs Road, Versailles, Kentucky 40383.

The Company’s website is www.tropicalracing.com.

The Company operates its business primarily through three functions: (i) horse ownership syndication; (ii) horse training, breeding and horse racing; and (iii) pinhooking.

The Company has one wholly-owned subsidiary, Circle 8 Ranch Corp. (“Circle 8 Ranch”), a corporation organized under the State of Florida on or about March 9, 2019. Certain subsidiaries of the Company are inactive and have been or will be dissolved. An investment in the Company is not a direct investment in Circle 8 Ranch.

A description of our products, services and business plan can be found below under the section “Business”.

1

RISK FACTORS

In addition to the risks specified below, the Company is subject to same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. Prospective Investors should consult with their legal, tax and financial advisors prior to making an investment in the Securities. The Securities should only be purchased by persons who can afford to lose all of their investment.

Risks Related to our Business and Industry

•	We are an early-stage company with limited operating history and may never be profitable.

•

Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could seriously harm our future revenues and financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital.

•	We may face litigation in the future.

•	We have entered into transactions with related parties in the past and have an outstanding related-party liability with the Company’s President, Troy Levy for accrued unpaid salary.

•	The Company and our Principal Executive Officer entered into a Stipulation for Consent Order with the State of Colorado.

•	There is substantial doubt about our ability to continue as a going concern.

•	There are few businesses that have pursued a strategy or investment objective similar to the Company’s.

•	Our inability to retain management and key employees could impair the future success of the Company.

•	A significant growth in the number of personnel would place a strain upon the Company’s management and resources.

•	There is no assurance that the Company’s insurance coverage will be sufficient to cover all claims to which the Company may become subject.

•

There can be no assurances that the value of the racehorse (whether it is a Thoroughbred, Quarter Horse or Standardbred) which is owned by the Company will not decrease in the future which may have an adverse impact on the Company’s activities and financial position.

•	The cost of racing is unpredictable and speculative and may negatively impact the Company’s ability to generate revenue.

•	If a horse is unsuccessful in racing, becomes sick or injured, its value will be adversely affected which may have a negative impact of the Company’s valuation and revenue.

•	Horse racing could be subjected to restrictive regulation or banned entirely which could adversely affect the conduct of the Company’s business.

•	The Company may not purchase insurance on its horse which could require Company resources to be spent to cover any losses from the death or injury of a horse.

2

•	A decrease in average attendance per racing date coupled with increasing costs could jeopardize the continued existence of certain racetracks which could negatively impact the Company’s operations.

•

Industry practices and structures have developed which may not be attributable solely to profit-maximizing, economic decision-making which may have an adverse impact on our Company’s activities business.

•	Investors may only own a minority interest in underlying assets and as a result may not have sufficient control regarding the training or racing of the horse(s).

•	Market shortages may impact the ability of the Company to generate revenue.

•	The Company has no current intention of paying dividend payments, as revenues are irregular, seasonal, and unpredictable.

•	The Company may not raise enough funds or have enough money to purchase the best blood-line champion horses to generate purses.

•	The Company invested in a play to earn company, Game of Silks, and if the business plan is not successfully executed, we may lose our initial investment.

Risks Related to Investments in our Company

•	An investment in our Company is a speculative investment and, therefore, no assurance can be given that you will realize your investment objective.

•	There is no public trading market for shares of our Class A Common Stock.

•	Prospective investors must undertake their own due diligence regarding our Company.

•	We are dependent upon the proceeds of this Offering to provide funds to develop our business.

•	You will experience further dilution if we issue additional equity securities in future fundraising transactions.

•	Possible changes in federal tax laws may affect your investment.

•	Our management team has full discretion as to the use of proceeds from this Offering.

•	There may be state law restrictions on an investor’s ability to sell the Units offered hereby.

•	You will not have the ability to actively influence the day-to-day management of our business and affairs.

•	Shareholders’ voting rights provide limited ability to control the Company.

•	Funds from purchasers accompanying subscriptions for the Units will not accrue interest prior to admission of the subscriber as a shareholder in the Company, if it occurs, in respect of such subscriptions.

•	Provisions of our Amended and Restated Articles of Incorporation and Bylaws may delay or prevent a takeover which may not be in the best interests of our shareholders.

IN ADDITION TO THE RISKS LISTED ABOVE, RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN, OR WHICH WE CONSIDER IMMATERIAL, MAY ALSO HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

3

BUSINESS

Description of the Business

We are a thoroughbred horse racing company, cultivating and promoting growth of the Company’s assets in every facet of the thoroughbred racing industry. We operate our business primarily through three functions: (i) horse ownership syndication; (ii) horse training, breeding and racing; and (iii) pinhooking.

Business Plan

We began our operations in March 2017 and have a very limited operating history. Our plan of operations for the next few years includes (i) expanding our foothold in the thoroughbred industry; (ii) increasing potential revenue streams and asset bases in technology through our ownership interest in Game of Silks; (iii) purchasing our neighboring farm or other ranches; (iv) making capital improvements to the Circle 8 ranch; (v) acquiring racehorses for breeding, racing purposes and pinhooking; (vi) paying stud fees for purposes of horse breeding; (vii) investing in stallion shares, which provides us with the ability to breed such popular stallions for life and participate in profits; (viii) purchasing ranch equipment, such as a tractor and Eurosizer; (ix) upgrading our barn operations; (x) increasing our branding and marketing efforts; (xi) making office systems upgrades; and (xii) paying increased operational horse and ranch expenses.

Our Products and Services

The Company offers affordable partnerships into the “Sport of Kings” for people who want to get involved in the fast-paced and exciting world of thoroughbred horse racing. As noted in the overview, the Company operates its business primarily through three revenue streams: (i) horse ownership syndication; (ii) horse training, breeding and horse racing; and (iii) pinhooking. Each of these revenue streams are discussed below:

■	Horse Ownership Syndication

Many horse enthusiasts would like to say that they bred the winner of the big race. Owning a racehorse winner and, especially, breeding and raising one, is a passion – a compelling and expensive goal. In the past, the door to ownership was only opened for those of substantial wealth, as the costs of purchasing a racehorse, as well as maintenance, training, feeding, veterinary care, and travel costs are expensive. What was once out-of-reach for many due to the financial obligations of buying a racehorse and maintaining that horse, has now become attainable with the cost-sharing offered by a partnership. Rather than one person purchasing one horse, the Company offers group partnerships where investors can purchase a percentage of one horse or a group of horses, thereby spreading the financial risks and expenses amongst all the partners.

■	Horse Racing

The Company has a proven track record of horse training, breeding and expert selections in thoroughbred racehorses. Our thoroughbreds race primarily in Florida, and we have also participated in races in New York, New Jersey, and Kentucky. The following are just a few of the most recent, notable wins for the Company:

•	Toretto- Homebred out of one of our foundation mares, Angry Dragon, earned $31,900 breaking his maiden on September 26, 2021 at Gulfstream Park

•	Roughly A Diamond – A weanling purchased for $25,000 at the Keeneland Sales Auction broke her maiden in her first lifetime start at Gulfstream Park, earning $27,000. Roughly followed up this victory in an Allowance race on New Year’s Day, January 1, 2022, earning an additional $15,000 at Tampa Racetrack with her second victory.

•	My Man Flint- A weanling purchased at the Keeneland Sales Auction broke his maiden on December 11, 2021 at Gulfstream Park, earning $18,000.

4

•	Aizu – Homebred out of one of our foundation mares, Red Baroness, finished 3rd at Keeneland on October 24, 2021, earing $6,580. She is a consistent racehorse being 1st, 2nd and 3rd 12 times out of 17 races. We look forward for Aizu to be part of our broodmare band next year.

•	Mount Rundle – a yearling purchased by Tropical had his first start on April 23, 2022 at Gulfstream Park finishing 2nd and earning $8,600. Mount Rundle is a half-brother to Dura Cuire who is part of our broodmare band. Dura Cuire just had a filly by Upstart whose prodigies are top competitors in the 2022 Kentucky Derby and 2022 Kentucky Oaks races.

•	Yafa – Homebred out of one of our foundation mares, Red Baroness, raced on April 4, 202, finishing 2nd and earning $10,340. Yafa has now joined her mother, Red Baroness, on Circle 8 ranch and is in foal to a leading stallion, Lookin At Lucky.

•	California Gigi – Broke her maiden on April 23, 2021 at Gulfstream Park, earning $12,000

•	Bonheur – Broke her maiden on April 3, 2021, at Gulfstream Park earning $10,800. She is now part of our broodmare band and was bred to Accelerate, the most successful son of Lookin at Lucky.

■	Pinhooking

Pinhooking is the business of purchasing young horses at one stage of their lives and then reselling them for a higher price at a different stage of their lives. For example, weanlings can be purchased at auctions or privately, and then resold as yearlings. Yearlings can be purchased and then trained to be sold as race ready 2-year-olds.

In many ways, pinhooking is a science. It is based on instinct, experience, and market trends. When looking for pinhook prospects, the Company compiles all the important factors to choose the absolute best investment, while fitting a profile of what the end users want. The Company looks for elite equine athletes with good conformation, precocious pedigrees, marketable sire and dam lines, and performance. A team of bloodstock agents, veterinarians, and equine conformation, pedigree, and market analysis experts all study each prospect to give investors the advantage of a maximum return on their investments.

The Company not only works with private sellers, but it also targets the major auctions across the globe to increase the ability to pick horses with the most potential. The Company is active at all major thoroughbred yearling sales, including the Keeneland September Sale, Saratoga Yearling Sale, and OBS Yearling Sale.

Once purchased, the yearlings are immediately received at the Circle 8 ranch in Versailles, Kentucky. The farm covers 200 acres, while the yearling complex is perfectly suited to young horses with spacious stalls, turn-out paddocks, and large pastures for abundant grazing and room to relax before their racing careers commence. Next, yearlings enter breaking and training, which takes place at top facilities in the ideal fall/winter climate of Ocala, Florida. The horses are conditioned properly and then positioned properly at the right sale in the right location. For the first six to eight months after horses are purchased, they begin the process of becoming racehorses. When they enter sales preparation, they are conditioned with an exercise and feed program for athletic development that is custom tailored to that horse. Just like people, horses are individuals. Therefore, a “cookie cutter” approach to training and diet is not beneficial to turning out the best racehorses. The Company studies its horses, learns their personalities, and tailors training accordingly to enhance the horses’ abilities to win at the track.

The main sales venues for two-year-old thoroughbreds include Ocala Breeders’ Sales Company (Florida), Keeneland (Kentucky), Fasig-Tipton (Florida, Maryland, California), and Barretts (California). The Circle 8 team sells at the nation’s most prominent training sales: OBS March, Fasig-Tipton March at Gulfstream and OBS April. It is at these sales that many of the nation’s top owners and trainers find their next racehorses, the very runners who go on to achieve success at the highest levels, including the Triple Crown races and Breeders’ Cup races.

5

The Company is an ongoing business, and it buys and sells horses during public auctions and when private sales present themselves.

The horses noted below are owned by the Company as of the date of this annual report:

Our Current Assets-Owned Horses

	Name	State – Bred	Birth Year	Type
1	Angry Dragon	Kentucky	2008	Broodmare
2	Red Baroness	Kentucky	2008	Broodmare
3	Celtic Moonlight	Florida	2014	Broodmare
4	Dura Cuire	Kentucky	2017	Broodmare
5	Time for Harlan	Kentucky	2011	Broodmare
6	Longstocking	Pennsylvania	2012	Broodmare
7	Precocious Miss	Florida	2016	Broodmare
8	Schmiss	Kentucky	2014	Broodmare
9	Blue Whale	Kentucky	2015	Broodmare
10	Countless Fun	Kentucky	2017	Broodmare
11	Istan Again	Kentucky	2016	Broodmare
12	Rosy Scenario	Kentucky	2017	Broodmare
13	More Royalty	Florida	2013	Broodmare
14	Dreaming as Always	Kentucky	2011	Broodmare
15	Dream Spinner	Kentucky	2016	Broodmare
16	Tizemotionalgold	Kentucky	2017	Broodmare
17	Winy	Chile	2016	Broodmare
18	Yafa	Florida	2018	Broodmare
19	Regal Serenade	Illinois	2015	Broodmare
20	Shesomajestic	Kentucky	2016	Broodmare
21	Chips and Salsa	Florida	2018	Broodmare
22	2022 Dreaming as Always	Kentucky	2022	Weanlings
23	2022 Schmiss	Kentucky	2022	Weanlings
24	2022 Precocious Miss	Kentucky	2022	Weanlings
25	2022 Longstocking	Kentucky	2022	Weanlings
26	2022 Rosy Scenario	Kentucky	2022	Weanlings
27	2022 Regal Serenade	Kentucky	2022	Weanlings
28	2022 Five Star factor	Kentucky	2022	Weanlings
29	2022 Do the Dance	Kentucky	2022	Weanlings
30	2022 Hot n Hectic	Kentucky	2022	Weanlings
31	2022 Out of Danger	Kentucky	2022	Weanlings
32	2022 Pledge Mom	Kentucky	2022	Weanlings
33	2022 Sara Sara	Kentucky	2022	Weanlings
34	2022 Agent Romanoff	Kentucky	2022	Weanlings

6

35	2022 Up for Grabs	Kentucky	2022	Weanlings
36	2021 Saudia	Kentucky	2021	Yearlings
37	2021 Castellani	Kentucky	2021	Yearlings
38	2021 Quite a Nightmare	California	2021	Yearlings
39	2021 Precocious Miss	Kentucky	2021	Yearlings
40	2021 Rosy Scenario	Kentucky	2021	Yearlings
41	2021 Dreaming as Always	Kentucky	2021	Yearlings
42	2021 Schmiss	Kentucky	2021	Yearlings
43	2021 Blue Whale	Kentucky	2021	Yearlings
44	My Name is Dragon	Kentucky	2021	Yearlings
45	2021 Red Baroness	Kentucky	2021	Yearlings
46	2021 Istan Again	Kentucky	2021	Yearlings
47	Brooklyns Finest	Kentucky	2020	Two Year Old
48	Xtrasaucewelldone	Kentucky	2020	Two Year Old
49	Dragons Back	Kentucky	2020	Two Year Old
50	Razzaliuna	Kentucky	2020	Two Year Old
51	Raceday Filly 2020	Kentucky	2020	Two Year Old
52	California Gigi	Kentucky	2019	Three Year Old
53	Imoto	Florida	2019	Three Year Old
54	Madelyns Heat	Kentucky	2019	Three Year Old
55	Mount Rundle	Kentucky	2019	Three Year Old
56	Roughly A Diamond	Kentucky	2019	Three Year Old
57	Suegaar	Florida	2019	Three Year Old
58	Volaize	Kentucky	2019	Three Year Old
59	Always Above	Kentucky	2018	Four Year Old
60	Bonheur	Kentucky	2018	Four Year Old
61	My Man Flint	Kentucky	2018	Four Year Old
62	Toretto	Kentucky	2018	Four Year Old
63	Aizu	Florida	2017	Five Year Old
64	Saving Sophie	Kentucky	2018	Six Year Old

Competition

We believe that our main competitors in the thoroughbred racing business include, but are not limited to, Stonestreet Farms, WinStar Farms and Calumet Farm, each of which owns many stallion shares, broodmares, and races. Many of our competitors are better capitalized than we are. We may have insufficient funds to meet our operating expenses. As a result of the foregoing or for other reasons, we may be required to sell one or more of our horses prior to the time of our anticipated liquidation to fund our cash needs.

The trend towards the acceptance of partnerships as opposed to individual or farm owners is positive with the Company as a leader. Owning horses is expensive and the competition for prize money via purses is strong. Pooling resources has proven to be a viable method for individuals to compete in the current marketplace. The Company is entering a crowded market; however, many available partnerships are redundant, often lacking professional management or goals. Redundancy is a common theme, as truly little is typically offered to investors outside of a small percentage of ownership in individual horses. By contrast, the Company offers its investors the opportunity to own the entire business, which includes the success of the syndicated horses.

7

Horse racing also competes against all other forms of entertainment such as professional football, baseball, hockey, soccer, basketball, other gaming, and outdoor activities. According to an IBISWorld Industry Report (Horse Racing Tracks), these indirect competitors may pull much of the available time and money from this sport. Additionally, the horse racing industry is subject to competition from other gambling activities, including electronic gaming, sports betting and arbitrage betting. While thoroughbred racing in the United States, like many other industries, slumped following the economic downturn of 2008, there have been positive signs of recovery, with betting handle (the amount of money in wagers accepted over a specific period) rising in 2015 and the first six months of 2016 after several years of declines. Other forward trending signs include the increase in the number of horses being produced on a year-to-year basis and prices for unraced horses at auction also going up.

Customer Base

The thoroughbred horse racing industry is a traditional, well established industry that maintains a base of loyal customers. Such customers not only recognize the financial potential of racehorse investing but also the lifestyle investment involved in the fast-paced and exciting world of thoroughbred horse racing.

Supply Chain

The Company not only works with private sellers, it also targets the major auctions across the globe to increase the ability to pick horses with the most potential. The Company is active at all major thoroughbred yearling sales, including the Keeneland September Sale, Saratoga Yearling Sale, and OBS Yearling Sale.

Intellectual Property

As of December 31, 2021, the Company does not have any registered intellectual property.

Governmental/Regulatory Approval and Compliance

The Company is subject to and affected by the laws and regulations of U.S. federal, state and local governmental authorities. These laws and regulations are subject to change.

The racing future of and/or market for the horses in which the Company has an interest depends upon continuing governmental acceptance of horse racing as a form of legalized gambling. Although horse racing has a long history of acceptance in the United States and as a source of revenue, at any time, horse racing could be subjected to restrictive regulation or banned entirely. The value of the interest in the underlying asset would be substantially diminished by any such regulation or ban. Horse racing is regulated in various states and foreign countries by racing regulatory bodies which oversee the conduct of racing as well as the licensing of owners, trainers and others. Further, other forms of gambling are being approved throughout the United States and therefore no assurance can be provided that the legalization of other forms of gambling and competition from non-gambling sports and other activities will not adversely affect attendance and participation, and therefore the profitability of horse racing and sales. Lastly, our ownership structure is novel and may prepare us to seek regulatory approval to race in certain jurisdictions.

Litigation

We are not presently a party to, and none of our property is the subject of, any pending legal proceedings. To our knowledge, no governmental authority is contemplating any such proceedings.

8

DIRECTORS, OFFICERS, AND MANAGERS

The directors, officers, and managers of the Company are listed below along with all positions and offices held at the Company and their principal occupation and employment responsibilities for the past three (3) years.

Name	Position	Term of Office
Executive Officers:

Troy Levy	President and Chief Executive Officer	March 2017 - Present

Sunny Sharma	Interim Chief Financial Officer	August 2020 - Present

Directors:

Troy Levy	Director, Chairman of the Board	March 2017 - Present

Ronald Kapphahn	Director	March 2017 - Present

Business Experience

Troy Levy, President, Chief Executive Officer and Chairman of the Board

Mr. Levy has served as our Chief Executive Officer and President since inception when he founded the Company in March 2017. Prior to Tropical Racing, he founded an obstacle course racing and entertainment company specializing in extreme sporting events. From July 1993 to December 1998, he was engaged in the financial services industry first serving as a Licensed Stockbroker holding Series 7 and 63 licenses and he later served in supervisory positions as a licensed series 24. He has been actively involved in the Thoroughbred horse racing industry for over 30 years. During 2018, Mr. Levy was elected to the non-profit Florida Horsemen’s Benevolent and Protective Association (FHBPA) board, while also serving on the TRAC committee. A dedicated supporter of the Florida Thoroughbred industry. Mr. Levy contributes his time to improve and promote the equine industry through accountability, responsibility, and integrity for the horses and their caretakers.

Sunny Sharma, Interim Chief Financial Officer

Mr. Sharma has served as our financial consultant and interim chief financial officer since August 2020. He has over 20 years of experience in public, private equity and individual investor backed entities in various sectors including education, healthcare, and technology. Mr. Sharma started out his career in public accounting and later held several Executive positions. Mr. Sharma served as the CEO from September 2012 to November 2017 of Digital Media Arts College (DMAC), and in December 2017 he successfully exited with the sale of the College. In addition, from October 2016 to the present, Mr. Sharma has served as the Chief Financial Officer for an early-stage healthcare technology company. He has also served on several non-profit boards including Grandview Preparatory School and Juvenile Diabetes Research Foundation. Mr. Sharma has a Bachelor of Commerce in Accounting from Carleton University in Ottawa, Canada, and a Master of Business Administration from the University of Miami.

Ronald Kapphahn, Director

Mr. Kapphahn has served as our director since 2019. He has been involved in the real estate industry as an investor, developer, and manager for the last 25 years. In addition to being the owner/operator of a large construction company (Ellison Framing) since October 1988, Mr. Kapphahn manages his investments in multiple projects including over 100,000 square feet of commercial rental space, cattle grazing enterprise, a hunting lodge, a bed & breakfast in Mexico, and other interests. Mr. Kapphahn assisted in the building of a large, assisted living facility connected to a religious organization and is involved in all aspects of building preservation. Mr. Kapphahn brings a unique perspective to the Company particularly respective to management of the horse farm and training facility in Kentucky.

9

Indemnification

Indemnification is authorized by the Company to managers, officers or controlling persons acting in their professional capacity pursuant to United States law. Indemnification includes expenses such as attorney’s fees and, in certain circumstances, judgments, fines and settlement amounts actually paid or incurred in connection with actual or threatened actions, suits or proceedings involving such person, except in certain circumstances where a person is adjudged to be guilty of gross negligence or willful misconduct, unless a court of competent jurisdiction determines that such indemnification is fair and reasonable under the circumstances.

Pursuant to the Amended and Restated Articles of Incorporation of the Company, dated January 10, 2020, no director or officer of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained therein eliminates or limits the liability of a director or officer of the Company to the fullest extent provided by applicable laws for acts or omissions which involve intentional misconduct, fraud or knowing violation of law. The limitation of liability provided therein continue after a director or officer has ceased to occupy such position as to acts or omissions occurring during such director’s or officer’s term or terms of office.

Employees

As of December 31, 2021, we have eight (8) full-time employees and three (3) part-time employees.

Recent Developments

Acquisition of Circle 8 Ranch

On April 1, 2019, the Company entered into a Lease and Purchase Option Agreement (the “Lease and Purchase Option Agreement”) with Grassy Springs, LLC, a Kentucky limited liability company, for the lease and purchase option of 200 acres of agricultural land located at 1740 Grassy Springs Road, Versailles, Kentucky 40383 (the “Circle 8 Ranch”). The Company paid $8,500 in monthly rent and made a cash payment of $100,000 as an option to purchase the farm for $2,945,000. The land includes several structures, including a farmhouse, out buildings, and a main barn with 23 stalls, tack rooms, wash stalls and lab area, in addition to executive offices. The residence on the land is 2,450 square feet of newly renovated living space. The buildings include an equipment barn, shop, and farm implement storage. The land also includes 14 plank fenced paddocks, 6 large fields, a 5/8-mile grass training track, and a pond situated on more than one acre.

On February 10, 2022, the Company executed the option under the Lease and Purchase Option Agreement, purchasing the Circle 8 Ranch for $2,945,000 to include both the real estate and equipment.

Acquisition of Ownership Interest in Game of Silks

On December 10, 2021, the Company announced by press release that it is a lead investor and strategic partner in newly formed Game of Silks, Inc., a Delaware corporation.

Over the last year management believes the Company has made great strides expanding the Company’s foothold in the thoroughbred industry increasing potential revenue streams and asset bases in technology by acquiring an ownership interest in a Web 3.0 (metaverse) in a Play to Earn game called the Game of Silks. Through the Company’s multifaceted investment strategy in all aspects of the thoroughbred industry, Tropical Racing became a lead investor in Game of Silks – a pioneer derivative gaming platform that intends to leverage a blockchain-enabled metaverse to parallel the real world of thoroughbred horse racing.  The Silks metaverse will be powered by a play-to-earn (P2E) gaming economy where anyone can experience the thrill of owning racehorses and horse farms, while reaping valuable tokens through skilled gameplay and contributions to the ecosystem. The Silks community is expected to have the ability to acquire, collect, trade, and interact with digital assets that represent actual thoroughbred racehorses in the real world.

Development of Bloodstock Division

The Company anticipates developing a Bloodstock division during 2022 which should provide the Company the opportunity to turn over inventory quicker and pinhook many horses through the partnership with consignors in major sales.

10

CAPITALIZATION, DEBT AND OWNERSHIP

Capitalization

The Company’s authorized capital stock consists of a total of Two Hundred Fifty Million (250,000,000) shares consisting of three classes of shares: Class A common stock, Class B common stock and Preferred Stock. The total number of shares of Class A Common Stock authorized for issuance is Two Hundred Million (200,000,000) shares, $0.0001 par value (the “Class A Common Stock”). The total number of shares of Class B Common Stock authorized for issuance is Twenty-Five Million (25,000,000) shares, $0.0001 par value (the “Class B Common Stock") (the Class A Common Stock and Class B Common Stack collectively the "Common Stock"). The total number of shares of Preferred Stock authorized for issuance is Twenty-Five Million (25,000,000), $0.0001 par value (the “Preferred Stock”).

As of December 31, 2021, 49,638,874 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock, and 0 shares of Preferred Stock are issued and outstanding.

Outstanding Capital Stock

As of December 31, 2021, the Company’s outstanding capital stock consists of:

Type	Class A common stock
Amount Outstanding	49,638,874
Par Value Per Share	$0.0001
Voting Rights	One vote per share
Anti-Dilution Rights	No
Percentage ownership of the Company by the holders of such securities (prior to the Offering	83.23%
Percentage ownership of the Company by the holders of such securities (after the Offering, if Minimum Offering Amount sold)	82.83%
Percentage ownership of the Company by the holders of such securities (after the Offering, if Maximum Offering Amount sold)	82.95%

Type	Class B common stock
Amount Outstanding	10,000,000
Par Value Per Share	$0.0001
Voting Rights	Ten votes per share
Anti-Dilution Rights	No
Percentage ownership of the Company by the holders of such securities (prior to the Offering	16.77%
Percentage ownership of the Company by the holders of such securities (after the Offering, if Minimum Offering Amount sold)	16.77%
Percentage ownership of the Company by the holders of such securities (after the Offering, if Maximum Offering Amount sold)	17.05%

11

Type	Preferred Stock
Amount Outstanding	0
Par Value Per Share	$0.0001
Voting Rights	The Board determines the voting powers, if any, of the holders prior to issuance.
Anti-Dilution Rights	No
Percentage ownership of the Company by the holders of such securities (prior to the Offering	0%
Percentage ownership of the Company by the holders of such securities (after the Offering, if Minimum Offfering Amount sold)	0%
Percentage ownership of the Company by the holders of such securities (after the Offering, if Maximum Offering Amount sold)	0%

Outstanding Debt

As of December 31, 2021, the Company has the following debt outstanding:

Type of debt	SBA Loan #64991967906
Name of creditor	Small Business Administration, an Agency of the U.S. Government
Amount outstanding	$88,400.00
Interest rate	3.75% per annum
Payment schedule	Installment payments, including principal and interest, of $431.00 monthly, will begin 12 months from June 16, 2020.
Describe any collateral or security

All tangible and intangible personal property, including, but not limited to: (a) inventory, (b) equipment, (c) instruments, including promissory notes (d) chattel paper, including tangible chattel paper and electronic chattel paper, (e) documents, (f) letter of credit rights, (g) accounts, including health-care insurance receivables and credit card receivables, (h) deposit accounts, (i) commercial tort claims, (j) general intangibles, including payment intangibles and software and (k) as-extracted collateral as such terms may from time to time be defined in the Uniform Commercial Code (UCC).

Maturity Date	June 16, 2050
Other material terms

The Company will use all the proceeds of this loan solely as working capital to alleviate economic injury caused by the disaster occurring in the month of January 31, 2020 and continuing thereafter and to pay UCC lien filing fees and a third-party UCC handling charge of $100.

12

Type of debt	SBA Loan #7175647906
Name of creditor	Small Business Administration, an Agency of the U.S. Government
Amount outstanding	$14,000.00
Interest rate	3.75% per annum
Payment schedule	Installment payments, including principal and interest, of $69.00 monthly, will begin 12 months from June 17, 2020.
Describe any collateral or security	The Small Business Administration is not taking a security interest in any collateral.
Maturity Date	June 17, 2050
Other material terms

The Company will use all the proceeds of this loan solely as working capital to alleviate economic injury caused by the disaster occurring in the month of January 31, 2020 and continuing thereafter and to pay UCC lien filing fees and a third-party UCC handling charge of $100.

Type of debt	Notes payable to Kubota Credit Corp
Name of creditor	Kubota Credit Corp
Amount outstanding	$3,656 $11,970
Interest rate	0% per annum
Payment schedule	Monthly installments of $231 and $333
Describe any collateral or security	Each secured by a vehicle
Maturity Date	April 15, 2023 and December 11, 2024
Other material terms

Type of debt	Note payable to Marlin Bank
Name of creditor	Marlin Bank
Amount outstanding	$653.00
Interest rate	18.32% per annum
Payment schedule	Monthly installments of $69.00
Describe any collateral or security	Secured by equipment
Maturity Date	October 11, 2022
Other material terms

13

Type of debt	Note payable to Sheffeld Financial
Name of creditor	Sheffeld Financial
Amount outstanding	$11,628
Interest rate	0% per annum
Payment schedule	Monthly installments of $283.00
Describe any collateral or security	Secured by a lawnmower
Maturity Date	June 29, 2025
Other material terms	Personally guaranteed by the Company’s President

Type of debt	Note payable to Huntington National Bank
Name of creditor	Huntington National Bank
Amount outstanding	$43,606
Interest rate	5.3%% per annum
Payment schedule	Monthly installments of $882.00
Describe any collateral or security	Secured by a vehicle
Maturity Date	August 21, 2026
Other material terms	Personally guaranteed by the Company’s President

Type of debt	Note payable to SE Toyota
Name of creditor	SE Toyota
Amount outstanding	$30,724
Interest rate	5.5%% per annum
Payment schedule	Monthly installments of $918.00
Describe any collateral or security	Secured by a vehicle
Maturity Date	June 19, 2025
Other material terms	Personally guaranteed by the Company

14

Type of debt	Secured Promissory Note
Name of creditor	WinStar Farm, LLC
Amount outstanding	$42,500
Interest rate	4% per annum
Payment schedule	1 installment of $42,500
Describe any collateral or security

Secured Purchase Money Security Interest in the fractional interest in the thoroughbred stallion Global Campaign and all product, proceeds, progeny, accounts receivable, policies of infertility and mortality insurance and all other interest therein.

Maturity Date	November 1, 2021
Other material terms	Personally guaranteed by the Company

Ownership

The table below lists the beneficial owner(s) of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, are listed along with the amount they own.

Name	Amount and Type or Class Held	Percentage Ownership (in terms of voting power)
Troy Levy	(i) 38,957,143 shares of Class A common stock; and (ii) 10,000,000 shares of Class B common stock

92.02% (based upon one (1) vote for each share of Class A common stock and ten (10) votes for each one (1) share of Class B common stock; while there are minority shareholders, due to Mr. Levy’s ownership of the supermajority shares of Class B Common Stock, Mr. Levy has complete control in terms of voting power)

15

FINANCIAL INFORMATION

Please see the financial information listed on the cover page of this Form C-AR and attached hereto in addition to the following information. Financial statements are attached hereto as Exhibit A.

Operations

We are a horseracing ownership business and began our operations in March 2017. Our revenue was $337,912 for the year ended December 31, 2021, as compared to $ 316,949 for the year ended December 31, 2020. Our net loss was $(3,352,546) for the year ended December 31, 2021, as compared to $(1,641,186) for year ended December 31, 2020. The increase in net loss was due to increased offering costs for the establishment of the Reg A funds and increased horse and ranch expenses along with higher marketing costs. The purchase of additional horses and its related expenses to train and maintain them also resulted in higher overall costs compared to the revenue generated for the year.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits held with banks, and other highly liquid short-term interest-bearing securities with maturities at the date of purchase of three months or less. From time to time, we maintain balances with financial institutions in excess of federally insured limits.

For the year ended December 31, 2021, we had an aggregate of $336,431 in cash and cash equivalents, as compared to $166,914 for the year ended December 31, 2020. The increase in cash and cash equivalents was due to the Company conducting more fundraising activities and share issuances to investors, even though overall revenues declined.

Liquidity and Capital Resources

To date, we have generated some cash through purse winnings and syndication of horses, however the Company still has negative cash flows from operating activities. All costs in connection with horse acquisitions, operating expenses and professional fees have been funded mainly by our shareholders, including our founder, President and Chief Executive Officer Troy Levy.

Our future expenditures and capital requirements will depend on numerous factors, including the success of this and other Offerings and the progress and ability to win races by our racehorses, pin-hooking, and syndication efforts.

Our business does generate cash through purse winnings from races, syndication fees and the sale of horses. We believe that if we raise $49,980,000 (the Maximum Amount under our Regulation A, Tier 2), we will have sufficient capital to finance our operations for at least the next five (5) years; however, if we do not raise the Maximum Amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. We do not have any track record for self-underwritten Regulation A offerings, and there can be no assurance we will raise the Maximum Amount under such offering or any other amount. Further, we expect that after such nine-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct revenue-generating activities. However, no assurances can be made that we will be successful obtaining additional equity or debt financing, or that ultimately, we will achieve profitable operations and positive cash flow.

Capital Expenditures and Other Obligations

Our main capital expenditures are the acquisition and purchase of horses for racing and breeding purposes.

Our horse and ranch expenses were $1,586,570 for the year ended December 31, 2021, as compared to $ 979,406 for year ended December 31, 2020. The increase in expenses was mainly due to the increased training and maintenance costs including feed and transportation of the additional horses that were purchased throughout the year. Ranch and horse expenses consisted primarily of training, veterinary, transportation, ranch improvements, and barn expenses.

Our general, administrative and other expenses were $ 2,167,812 for the year ended December 31, 2020, as compared to $ 1,174,127 for year ended December 31, 2020. General, administrative and other expenses consisted primarily of personnel, marketing, professional fees, vehicle, office, travel and depreciation expenses. The increase in expenses were due to the purchase of more horses and the filing and reporting of the SEC application resulted in increased audit and legal fees.

16

Valuation

The Company has ascribed no pre-Offering valuation to the Company; the Securities are priced arbitrarily.

Material Changes and Other Information

Trends and Uncertainties

Because we only began operations in 2017 and have a limited operating history, we are unable to identify any significant recent trends in revenue or expenses, production, sales and inventory, and we are unable to identify any known trends, uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Form C-AR to not be indicative of future operating results or financial condition. After reviewing the above discussion of the steps the Company intends to take, potential Investors should consider whether achievement of each step within the estimated time frame will be realistic in their judgment. Potential Investors should also assess the consequences to the Company of any delays in taking these steps and whether the Company will need additional financing to accomplish them.

Please see the financial statements attached as Exhibit B for subsequent events and applicable disclosures.

In light of the recent COVID-19 pandemic, there could possibly be an impact on our business. Additionally, COVID-19 has caused significant disruptions to the global financial markets, which could impact our ability to raise additional capital. The ultimate impact on us and our business is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Further, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, financial condition and cash flows. Currently, our operations remain materially unaffected by the sudden outbreak of COVID-19.

We plan to adhere to all Center of Disease Control guidelines and will test, operate in a socially distant manner and limit large gatherings. Most of the operations and activities are outdoors and therefore lesser risk of contracting the virus.

Previous Offerings of Securities

We have made the following issuances of securities within the last three years:

Security Type	Principal Amount of Securities Sold	Amount of Securities Issued	Use of Proceeds	Issue Date	Exemption from Registration Used or Public Offering
Class A common stock	$2,000,000	2,000,000 shares	execution of the Company’s business plan; acquisition of horses; paying operational horse and ranch expenses	June 2018-March 2019	Reg D 506(b)
Class A common stock	$100,000	20,000 Units (1 share of Class A common stock, plus Warrant to acquire 1 share of Class A common stock)	execution of the Company’s business plan; acquisition of horses; paying operational horse and ranch expenses	May 2019	+Reg D 506(b)
Class A common stock	$ 1,826,975	5,152,466 shares	execution of the Company’s business plan; acquisition of horses; paying operational horse and ranch expenses	Various dates from inception to present.	Section 4(a)(2) of the Securities Act of 1933
Class A common stock	$ 12,260,208	3,502,918 shares	execution of the Company’s business plan; acquisition of horses; paying operational horse and ranch expenses	May 2021 - present	Reg A

See the section titled “Capitalization and Ownership” for more information regarding the securities issued in our previous offerings of securities.

17

TRANSACTIONS WITH RELATED PERSONS AND CONFLICTS OF INTEREST

From time to time the Company may engage in transactions with related persons. Related persons are defined as any director or officer of the Company; any person who is the beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons. Additionally, the Company will disclose here any transaction since the beginning of the issuer’s last fiscal year, or any currently proposed transaction, to which the issuer was or is to be a party and the amount involved exceeds five percent (5%) of the aggregate amount of capital raised by the issuer in reliance on section 4(a)(6) and the counter party is either (i) any director or officer of the issuer; (ii) any person who is, as of the most recent practicable date but no earlier than 120 days prior to the date the offering statement or report is filed, the beneficial owner of twenty percent (20%) or more of the issuer’s outstanding voting equity securities, calculated on the basis of voting power; (iii) if the issuer was incorporated or organized within the past three years, any promoter of the issuer; or (iv) any member of the family of any of the foregoing persons, which includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. The term spousal equivalent means a cohabitant occupying a relationship generally equivalent to that of a spouse.

We intend to enter into indemnification agreements with each of our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company.

The Company engages Michelle Nihei Racing Stables LLC (“Nihei Stables”) to provide training services. Ms. Nihei is the spouse of Troy Levy, the Company’s President. The Company incurred expenses of $541,000 to Nihei Stables for the year ended December 31, 2021, as compared to $283,437 for the year ended December 31, 2020.

In order to finance certain equipment and vehicles, the Company entered into (i) SBA Loan #64991967906, dated effective as of March 16, 2020, with the Small Business Administration, as the secured lender, and the Company, as the borrower, in the principal amount of $88,400; (ii) SBA Loan #7175647906 dated effective as of June 17, 2020, with the Small Business Administration, as the secured lender, and the Circle 8 Ranch, as the borrower, in the principal amount of $14,000. In addition, the Company has financed vehicles from Kubota Corporation for the original amount of $ 27,031, loan # 69970432 and loan # 85698934, South East Toyota for $ 58,427, loan # 4070730 and Huntington National Bank for $ 56,365, loan # 73715. All such equipment and vehicles are secured by the Company’s majority shareholder and President, Troy Levy.

18

EXHIBIT B

TROPICAL RACING, INC.

AND SUBSIDIARY

 Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

F-1

TROPICAL RACING, INC. AND SUBSIDIARY

F-2

INDEPENDENT AUDITORS REPORT

Board of Directors

Tropical Racing, Inc.

Versailles, Kentucky 40383

Opinion

We have audited the accompanying consolidated financial statements of Tropical Racing, Inc. and Subsidiary (the Company ) which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, shareholders equity, and cash flows for the years then ended and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-3

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Friedman CPA Group Certified Public Accountants
April 28, 2022 Plantation, Florida

F-4

TROPICAL RACING, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2021 AND 2020

	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$336,431	$166,914
Accounts receivable, net	22,790	16,209
Prepaid expenses	10,000	15,000
Contributions receivable	403,886	-
Total current assets	773,107	198,123

Property and equipment	171,440	206,483
Racehorses	447,100	388,562
Stallion shares	56,667	85,000
Investment in Game of Silks	955,607	-
Finance lease right-of-use assets	2,862,894	2,895,570
Total assets	$5,266,815	$3,773,738

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$393,494	$307,269
Current portion of notes payable	75,806	74,816
Current portion of finance lease liability	2,644,056	94,996
Contributions received in advance	500,000	-
Due to Game of Silks	300,000	-
Total current liabilities	3,913,356	477,081

Notes payable	171,231	193,334
Finance lease liability	-	2,644,056
Due to shareholder	492,965	358,070
Total liabilities	4,577,552	3,672,541

Shareholders' Equity Common stock and paid-in capital	9,018,577	5,077,965
Retained deficit	(8,329,314)	(4,976,768)
Total shareholders' equity	689,263	101,197
Total liabilities and shareholders' equity	$5,266,815	$3,773,738

SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS’ REPORT.

F-5

TROPICAL RACING, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
REVENUES
Purse winnings	$170,249	$226,798
Syndication fees	167,663	90,151
Total revenues	337,912	316,949

EXPENSES
Racehorses	1,369,225	859,245
Professional fees	942,878	528,172
Salaries and benefits	156,000	157,558
Ranch	217,345	120,161
Marketing and promotions	441,013	90,303
Depreciation	280,980	143,347
Interest	120,645	124,552
Travel and entertainment	58,234	39,383
General and administrative	125,527	49,382
Amortization of ROU asset - finance lease	32,676	32,676
Vehicles	9,859	8,754
Total expenses	3,754,382	2,153,533

Operating loss	(3,416,470)	(1,836,584)

Gain on sale of racehorses	90,069	184,930
Loss from investment in Game of Silks	(44,393)	-
Other income	18,248	10,468
Loss before income taxes	(3,352,546)	(1,641,186)
Income taxes	-	-
Net loss	$(3,352,546)	$(1,641,186)

SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS’ REPORT.

F-6

TROPICAL RACING, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
Common stock
Balance, beginning of year	$4,819	$4,330
Common stock issued	145	489
Balance, end of year	4,964	4,819

Paid-in capital
Balance, beginning of year	5,073,146	3,397,407
Common stock issued	3,940,467	1,675,739
Balance, end of year	9,013,613	5,073,146

Retained deficit
Balance, beginning of year	(4,976,768)	(3,335,582)
Net loss	(3,352,546)	(1,641,186)
Balance, end of year	(8,329,314)	(4,976,768)

Total shareholders' equity	$689,263	$101,197

SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS’ REPORT.

F-7

TROPICAL RACING, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
OPERATING ACTIVITIES
Net loss	$(3,352,546)	$(1,641,186)
Adjustments to reconcile net loss to net cash used in operations:

Depreciation and amortization	313,656	176,023
Gain on disposal	(90,069)	(184,930)
Loss from Investment in Game of Silks	44,393
Changes in operating assets and liabilities:
Accounts receivable	(6,581)	(16,209)
Prepaid expenses	5,000	(15,000)
Contributions receivable	(403,886)	-
Accounts payable and accrued liabilities	86,225	185,715
Contributions received in advance	500,000	-
Due to Game of Silks	300,000	-
Net cash used in operations	(2,603,808)	(1,495,587)

FINANCING ACTIVITIES
Proceeds from issuance of debt	13,613	224,077
Payments of principal of notes payable	(34,726)	(19,729)
Proceeds from shareholder loans	134,895	145,552
Payments of principal on finance lease liability	(94,996)	(98,727)
Issuance of common stock	3,940,612	1,676,228
Net cash provided by financing activities	3,959,398	1,927,401

INVESTING ACTIVITIES
Purchases of property and equipment	(14,591)	(127,045)
Purchases of racehorses	(508,799)	(436,385)
Investment in stallion shares	-	(85,000)
Investment in Game of Silks	(1,000,000)	-
Proceeds from sales of racehorses	337,317	288,629
Net cash used in investing activities	(1,186,073)	(359,801)

Net increase in cash and cash equivalents	169,517	72,013

Cash and cash equivalents, beginning of year	166,914	94,901

Cash and cash equivalents, end of year	$336,431	$166,914

SEE ACCOMPANYING NOTES TO THE FINANCIAL STATEMENTS AND INDEPENDENT AUDITORS’ REPORT.

F-8

TROPICAL RACING, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 1 - NATURE OF OPERATIONS

Description of Organization and Business Operations

Tropical Racing, Inc. (the Company ) was incorporated on March 31, 2017 in the State of Florida. The Company was authorized to do business in Kentucky on February 19, 2019. The Company is a horseracing-based group ownership business that breeds and syndicates thoroughbred racehorses.

The Company has one subsidiary, Circle 8 Ranch Corp. ("Circle 8") Circle 8 is a corporation organized under the State of Florida on February 28, 2019. Circle 8 was formed to manage racing activities of the Company s horses. The entity is wholly-owned by the Company.

Substantial Doubt about the Company s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since its inception and has sustained a net loss of $ 3,352,546 and $ 1,641,186 for the years ended December 31, 2021 and 2020, respectively.

The Company has financed its business activities through capital contributions from investors since inception and expects to continue to have access to ample capital financing going forward, however, no assurances can be made regarding the Company's ability to do so.

The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). In the opinion of management, all material adjustments considered necessary for the fair presentation of the consolidated financial statements for the periods presented have been included.

Basis of Consolidation

The consolidated financial statements reflect the Company s activities along with its subsidiary. The Company eliminates all material intercompany transactions and balances from its consolidated financial statements.

F-9

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits held with banks, and other highly liquid short-term interest-bearing securities with maturities at the date of purchase of three months or less. From time to time, the Company maintains balances with financial institutions in excess of federally insured limits.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Significant expenditures, which extend the useful lives of assets, are capitalized. The residual values and useful lives of property and equipment are reviewed by management, and adjusted as appropriate, at each balance sheet date.

The Company reviews the carrying value of racehorses for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. The factors considered by management in performing this assessment include current operating results, trends and prospects, the use of the property, and the effects of health, demand, competition, and other economic factors.

The estimated useful lives of the class of assets for the current and comparative periods are as follows:

Classification	Useful live
Vehicles	5 years
Equipment	7 years

Racehorses and Stallion shares

Racehorses and Stallion shares are recorded at cost. The cost of the racehorses includes the purchase price, sourcing fees and brokerage fees. Racehorses and Stallion shares are depreciated using the straight-line method over 36 months with no estimated salvage value. A racehorse is treated as placed in service upon its acquisition by the Company.

Revenue Recognition

The Company adopted Topic 606 on January 1, 2018. Topic 606 requires an entity to perform a five-step assessment for each contract with customers which includes identifying the contract, identifying the performance obligations, determining the transaction price, allocating the transaction price, and recognizing revenue when the performance obligations are satisfied. Purse winnings represent revenues earned from winning thoroughbred races, and syndication fees represent revenues earned for monthly maintenance fees of syndicated horses.

Advertising

Advertising costs are expensed as they are incurred. These expenses totaled $ 56,297 and $ 55,100 for the years ended 2021 and 2020, respectively.

F-10

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Risks and Uncertainties

Operational risk – The ability of the Company to generate net earnings and become profitable is based, in part, on its ability to win races. Failure to execute on its strategy to hire experienced trainers and purchase quality horses could have a material adverse effect on the financial condition of the Company.

Concentration risk – The Company’s main sources of income are purse winnings and syndication fees. If the market for horse racing declines, the Company may be unable to return positive results or attract additional sources of capital to continue its operations.

COVID 19 risk – The ongoing COVID-19 pandemic has caused a broad impact globally. While the potential economic impact brought by, and the duration of, COVID-19 may be difficult to access or predict, the pandemic and any resulting recession or economic slowdown could reduce the Company’s ability to generate net income.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issues updates to amend the authoritative literature in ASC. There have been several updates to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections,(iii) are not applicable or (iv) are not expected to have a significant impact on the financial statements, except those disclosed below.

F-11

NOTE 3 – REVENUE RECOGNITION

Disaggregation of Revenues

Revenues are disaggregated by timing of satisfaction of performance obligations for the periods ended December 31, as follows:

	2021	2020
Performance obligations satisfied at a point of time	$337,912	$316,949
Performance obligations satisfied over time	-	-
Total Revenues	$337,912	$316,949

Revenues from performance obligations satisfied at a point in time consist of purse winnings and syndication fees. The Company does not have revenues from performance obligations satisfied over time.

Contract Balances

As of December 31, 2021 and 2020, there were no contract assets or liabilities related to the timing of revenue transactions.

Performance Obligations

For purse winnings, the Company determined that there is one performance obligation, and revenues are recognized at the point in time when the service has been delivered and the performance obligation has been met which is generally determined at the completion of each race.

NOTE 4 – INCOME TAXES

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

F-12

In assessing its ability to realize its deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled projected future taxable income and tax planning strategies in making this assessment. Based upon this analysis, management determined that a full valuation allowance was required at each year-end.

Major components of deferred tax assets and liabilities consist of the following at December 31, 2021 and 2020:

	2021	2020
Unused net operating loss carryforward	$2,151,000	$1,156,000
Less: valuation allowance	(2,151,000)	(1,156,000)
Deferred tax asset, net	$-	$-

For the years ended December 31, 2021 and 2020, the Company has no current income tax expense or benefit.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company engages Michelle Nihei Racing Stables LLC (“Nihei Stables”) to provide training services. Ms. Nihei is the spouse of the Company’s President. The Company incurred training expenses with Nihei stables of $ 541,000 and $ 283,437 for the years ended December 31, 2021 and 2020 respectively.

As of December 31, 2021, and 2020, the Company has no amounts payable to or receivable from any related party, except as discussed in Note 11.

NOTE 6 – LONG-TERM ASSETS

Long-term assets consist of the following at December 31, 2021 and 2020 as follows:

	2021	2020
Racehorses:
Acquisition cost	$720,861	$563,350
Accumulated depreciation	(273,167)	(174,788)
Net book value	$447,100	$388,562
Property and Equipment:
Acquisition cost	$264,061	$249,472
Accumulated depreciation	(92,621)	(42,989)
Net book value	$171,440	$206,483

Depreciation expense totaled $ 280,980 and $ 143,347 for the years ended December 31, 2021 and 2020, respectively.

F-13

NOTE 7 – STALLION SHARES

In November 2020, the Company invested $ 85,000 for a fractional interest for the stallion, Global Campaign. The amount was funded by an initial cash payment of $ 42,500 and the remaining was financed with a note due in November 2021. The note was subsequently repaid in January 2022. As a fractional owner, the Company is obligated to pay its proportionate share of expenses to maintain the stallion. Additionally, the Company is entitled to a proportionate share of profits and losses. The net Stallion Shares as at December 31, 2021 and 2020 is as follows:

	2021	2020
Global Campaign:
Acquisition cost	$85,000	$85,000
Accumulated depreciation	(28,333)	( -)
Net book value	$56,667	$85,000

NOTE 8 – INVESTMENT IN GAME OF SILKS

On December 10, 2021, the Company announced by press release that it is a lead investor and strategic partner in newly formed Game of Silks, Inc., a Delaware corporation. The Silks ecosystem will be powered by a play-to-earn (P2E) gaming economy where anyone can experience the thrill of owning racehorses and horse farms, while reaping tokens through skilled gameplay and contributions to the ecosystem. The Silks community is designed to have the ability to acquire, collect, trade, and interact with digital assets that represent actual thoroughbred racehorses in the real world.

The Company invested a total of $1,000,000 paid in two instalments consisting of $700,000 in December 2021 and the remaining balance of $300,000 in January 2022. The investment results in a 40% ownership stake in Game of Silks.

For the year ended December 31, 2021, the Company’s share of net loss related to the investment was $44,393.

NOTE 9 – LEASES

The Company maintains a finance lease for use of their ranch. The Company is the lessee in a lease contract when it obtains the right to control the asset. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the consolidated balance sheets and are expensed on a straight-line basis over the lease term in the consolidated statements of operations.

The Company determines the lease term by assuming the exercise of renewal options that are reasonably certain. As most of the Company’s leases do not provide an implicit interest rate, the Company uses local incremental borrowing rates based on the information available at the commencement date in determining the present value of future payments. When the Company’s contracts contain lease and non-lease components, it accounts for both components as a single lease component.

F-14

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use assets, other current liabilities, and operating lease liabilities in the Company’s consolidated balance sheets. Finance leases are included in property and equipment, and other long-term liabilities in its consolidated balance sheets.

Components and supplemental information for the years ended December 31, 2021 and 2020 are as follows:

	2021	2020
Components of lease expense:
Finance lease cost
Amortization of right-of-use assets	$32,676	$32,676
Interest on lease liabilities	$107,004	$110,273
Supplemental cash flow information relating to leases:
Cash paid for amounts in the measurement of lease liabilities:
Operating cash flows from finance leases	$107,004	$110,273
Financing cash flows from finance leases	$94,996	$98,927
Right-of-use assets obtained in exchange for lease obligations:
Finance leases	$2,960,922	$2,960,922
Remaining lease terms:
Finance leases	3 months	15 months
Weighted average discount rate:
Finance leases	4%	4%

Maturities of liabilities:

For the years ending December 31,	Finance lease
2022	$2,670,500
2023	-
2024	-
2025	-
Total lease payments	$2,670,500
Less: imputed interest	(26,444)
$2,644,056

F-15

NOTE 10 – NOTES PAYABLE

Notes payable at December 31, 2021 and 2020 consist of the following:

	2021	2020
Note payable to Kubota Credit Corp secured by a vehicle due in monthly installments of $ 231 including interest of 0%	$3,656	$6,447
Note payable to Kubota Credit Corp secured by a vehicle due in monthly installments of $ 333 including interest of 0%	11,970	15,961
Note payable to Marlin Bank secured by equipment due in monthly installments of $ 69 including interest of 18.32%	653	1,486
Note payable to U.S Small Business Administration secured by Substantially all of the assets of the Company due 12 months from The date of promissory note in monthly installments of $ 500 Including interest of 3.75%	102,300	102,300
Note payable to U.S Small Business Administration’s Paycheck Protection Program. Any portion not forgiven includes interest of 1.0%	-	6,951
Note payable to Sheffeld financial secured by a lawnmower due in monthly installments of $ 283 including 0% and personally guaranteed by the Company’s President	11,628	-
Note payable to Winstar Farms LLC due in one installment of $ 42,500 on or before November 1, 2021 including interest of 4.0%	42,500	42,500
Note payable to Huntington National Bank secured by a vehicle due In monthly installments of $ 882 including interest of 5.3% Personally guaranteed by the Company’s President	43,606	51,635
Note payable to SE Toyota secured by a vehicle due in monthly Installments of $ 918 including interest of 5.5% personally Guaranteed by the Company	30,724	40,870
	247,037	268,150
Less current maturities	75,806	74,816
Total Long term maturities	$171,231	193,334

Annual principal payments for years subsequent to 2021 on notes payables are as follows:

2022	$75,806
2023	33,418
2024	32,215
2025	20,812
2026 and beyond	84,786
$247,037

Interest expense related to notes payable for the years ended December 31, 2021 and 2020 amounted to $ 13,641 and $ 13,779, respectively.

F-16

NOTE 11 – DUE TO SHAREHOLDER

The amounts due to shareholder are owed to the Company’s President. These represent unpaid salary and non-interest-bearing loans. The loans are considered long-term and classified accordingly. The balances at December 31, 2021 and 2020 were $492,965 and $358,070, respectively.

NOTE 12 – SHARES OF STOCK

The Company is authorized to issue 250,000,000 shares (par value of $ 0.0001) which consists of 200,000,000 Class A common shares, 25,000,000 Class B common shares and 25,000,000 shares of preferred stock. The shares are issued to both accredited investors under Regulation D and sophisticated investors with access to information through a subscription agreement.

The balances at December 31, 2021 and 2020 as follows:

Class A common shares:

	2021	2020
Balance, beginning of year	48,195,443	43,298,793
Issued	443,431	4,986,650
Repurchased	-	-
Balance, end of year	49,638,874	48,195,443
Average shares outstanding	48,917,159	45,747,118
Earnings (loss) per share	$(0.07)	$(0.04)

There were 10,000,000 Class B common shares issued to the Company's President and no preferred shares issued and outstanding as at December 31, 2021 and 2020.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Legal Matters - Company is not currently involved with and does not know of any pending or threatening litigation against the Company or its management.

NOTE 14 – CORONAVIRUS

In March 2020, the World Health Organization declared the coronavirus disease (COVID-19) a global pandemic. This highly contagious disease has spread worldwide affecting workforces, customers, economies, and financial markets globally, potentially leading to an economic downturn. It has also disrupted the normal operations of many businesses. As governments and private sectors respond to this evolving threat, their actions, and restrictions they have or may impose, could further adversely impact business operations.

NOTE 15 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 28, 2022 the date the financial statements were available for issuance. Based on this evaluation, other than the disclosure below, no additional material events were identified which require adjustment or disclosure in the financial statements.

On February 10, 2022, the Company executed its option to purchase the Circle 8 Ranch in cash for $2,945,000 to include both the real estate and equipment.

As of April 28, 2022, the Company has received $ 8,963,857 in additional capital contributions during 2022 through a Regulation A+ Offering.

F-17